EXHIBIT 99.1

News Release

CONTACT

Larry Adeleye, AVP, Director of Investor Relations, 614.917.5108

Kyle Anderson, AVP, Director of Corporate Communications, O 614.917.5497

                                                                                                       M 614.477.5301

State Auto Financial reports third quarter 2011 results and capital actions

•	Quarterly loss of $1.46 per share

•	Quarterly GAAP combined ratio of 122.4

•	Return on equity of negative 29.0%

•	Book value per share of $14.94

Columbus, Ohio (November 7, 2011) – State Auto Financial Corporation (NASDAQ: STFC) today reported a third quarter 2011 net loss of $58.7 million, or $1.46 per diluted share, versus net income of $0.2 million, or $0.00 per diluted share, for the third quarter of 2010. Net loss from operations* per diluted share for the third quarter 2011 was $1.62, versus a net loss of $0.04 for the same 2010 period. Included in third quarter results was a charge related to the deferred tax asset valuation allowance in the amount of $28.9 million, or $0.72 per share.

STFC’s GAAP combined ratio for the third quarter 2011 was 122.4 versus 105.9 for the third quarter of 2010. Catastrophe losses for the third quarter 2011 accounted for 17.0 points of the total 88.4 loss ratio points, or $60.8 million, versus 7.5 points of the total 73.1 loss ratio, or $23.7 million, for the same period in 2010.

Net written premium for the third quarter of 2011 increased 6.8% over the same period in 2010. The Rockhill unit, which is in the intercompany reinsurance pooling arrangement in 2011, contributed 7.4 points to this growth. For the third quarter of 2011, net written premium for the personal and business insurance segments declined 3.8% and 0.8%, respectively, compared to the same period in 2010. Net written premium for the specialty insurance segment increased $32.7 million compared to the same period in 2010. STFC’s book value was $14.94 per share as of Sept. 30, 2011, a decrease of $1.83 per share from STFC’s book value on June 30, 2011. Book value per share as of Sept. 30, 2011 has been reduced by $3.58 for a deferred tax asset valuation allowance.

Return on stockholders’ equity for the 12 months ended Sept. 30, 2011 was negative 29.0% compared to 0.2% for the 12 months ended Sept. 30, 2010.

For the first nine months of 2011, STFC had a net loss of $247.4 million, or $6.15 per diluted share, compared to a net loss of $13.1 million, or $0.33 per diluted share, for the same 2010 period. Included in the results for the first nine months was a charge related to the deferred tax asset valuation allowance in the amount of $143.8 million, or $3.58 per share. STFC’s GAAP combined ratio for the first nine months of 2011 was 124.2 compared to 106.9 for the same 2010 period. Catastrophe losses increased the loss ratio for the first nine months of 2011 by 22.0 points, or $232.9 million, compared to 9.8 points, or $91.3 million, for the first nine months of 2010. Net written premium year to date 2011 increased 9.7% compared to the same 2010 period, with personal and business insurance declining 2.8% and 0.7%, respectively. Net written premium for the specialty insurance segment increased $117.2 million compared to the same period in 2010. The increase in net written premium for the specialty insurance segment was principally driven by the addition of Rockhill unit to the pooling arrangement and increased business written through Risk Evaluation and Design (RED), STFC’s affiliate for alternative risk and program business.

Additionally, STFC announced proposed changes to the intercompany pooling agreement, changes to its retiree health care benefits and consideration of reinsurance solutions to further reduce risk and volatility. The proposed pooling changes are to be effective as of Dec. 31, 2011, and include changing the overall participation of the STFC Pooled Companies and the SAM Pooled Companies to 65% and 35%, respectively, from their current 80% and 20%, respectively. The pooling changes are subject to regulatory approval by various departments of insurance. The proposed change to the overall participation percentages of the STFC Pooled Companies and the SAM Pooled Companies is the first such change since 2001.

STFC President, Chairman and CEO Bob Restrepo commented on the quarter as follows:

“STFC’s third quarter loss was driven by adverse development from second quarter catastrophes, Hurricane Irene and other third quarter catastrophic weather events. Catastrophe losses were more than double what we normally experience. Our five-year average for the third quarter is approximately $25 million, far less than the $61 million we incurred during the quarter. The historic catastrophes of the second quarter produced unprecedented severity and we experienced additional development in this quarter. Our GAAP combined ratio for the quarter was 122.4, including 17 points of catastrophe loss.

“Although bad weather continued to disproportionately influence our results, we also strengthened workers compensation reserves on our legacy State Auto business related to lifetime disability reserves. The net impact was $5.4 million representing 1.5 points on our total loss ratio with 60% of these losses occurring prior to 2006. We believe our workers compensation business is now positioned for improved results in the future.

“We have taken several steps to improve STFC’s capital position and leverage the strength of the State Auto Group. Last week, the Boards of State Auto Mutual and STFC approved revising our intercompany reinsurance pooling arrangement to reduce STFC’s participation from 80% to 65%, pending regulatory approval. To further reduce risk and volatility, we plan to put in place by year end a quota share or similar reinsurance solution ceding a significant portion of our homeowners business, possibly for a two- to three-year period, providing us additional time to complete the aggressive actions we’re taking to achieve homeowners profitability. These steps will improve our capital position by reducing leverage and increasing our statutory surplus while providing additional catastrophe protection. Lastly, we announced today that we will be terminating retiree health care benefits for most of our active employees and certain retirees. This will reduce a significant unfunded liability on our balance sheet and reduce operating costs.

“From an operational perspective, personal automobile remains profitable and we’re getting price increases. In homeowners, we’ll finish this year increasing prices by over 30% since the end of 2008. We continue to target aggressive price increases and underwriting actions to improve results on this line. In business insurance, premium growth is flat, but we are seeing more stable production results as our new BOP Choice product gets traction in the market place. Our specialty segment continues to grow with excellent results in our Rockhill specialty business. Profitability in this segment was impacted by the workers compensation reserve strengthening.

“This has been a difficult year for State Auto. The catastrophe loss activity was historic. The actions we’re undertaking strengthen our capital position, leverage the tremendous resources of the State Auto Group, and reduce volatility from our homeowners line.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this difference amounted to income of $0.16 per diluted share for the third quarter 2011 and $0.41 year to date versus $0.04 per diluted share for the third quarter 2010 and $0.10 year to date.

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STFC has scheduled a conference call with interested investors for Tuesday, Nov. 8 at 10:00 a.m. ET to discuss the company’s third quarter 2011 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon ET Nov. 8 by calling 888-568-0133. Supplemental schedules detailing the company’s third quarter 2011 financial, sales and underwriting results, along with pro forma information on the pooling changes are made available on www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended	Nine Months Ended
September 30	September 30
(In millions, except per share amounts)	2011	2010	2011	2010
Net premiums written	$375.1	$351.3	$1,139.3	(B)	$1,005.9	(C)

Earned premiums	356.8	318.3	1,059.4	929.9
Net investment income	20.3	19.3	66.5	60.6
Net realized gain on investments	10.2	2.8	24.9	6.3
Other income from affiliates	0.7	0.3	1.8	1.4

Total revenue	388.0	340.7	1,152.6	998.2

Loss before federal income taxes	(52.0)	(0.2)	(174.2)	(9.6)

Federal income tax expense (benefit)	6.7	(0.4)	73.2	3.5

Net (loss) income	$(58.7)	$0.2	$(247.4)	$(13.1)

(Loss) earnings per share:
- basic	$(1.46)	$0.01	$(6.15)	$(0.33)
- diluted	$(1.46)	$0.00	$(6.15)	$(0.33)

(Loss) earnings per share from operations (A):
- basic	$(1.62)	$(0.04)	$(6.56)	$(0.43)
- diluted	$(1.62)	$(0.04)	$(6.56)	$(0.43)

Weighted average shares outstanding:
- basic	40.3	40.0	40.2	39.9
- diluted	40.3	40.1	40.2	39.9

Return on equity (LTM)	-29.0%	0.2%

Book value per share	$14.94	$21.18

Dividends paid per share	$0.15	$0.15	$0.45	$0.45

Total shares outstanding	40.2	40.0

GAAP ratios:
Loss and LAE ratio	88.4	73.1	90.6	73.6
Expense ratio	34.0	32.8	33.6	33.3

Combined ratio	122.4	105.9	124.2	106.9

Reconciliation of non-GAAP financial measure:
(A) Net loss from operations:
Net (loss) income	$(58.7)	$0.2	$(247.4)	$(13.1)
Less net realized gain on investments, less applicable federal income taxes	6.6	1.8	16.2	4.1

Net loss from operations	$(65.3)	$(1.6)	$(263.6)	$(17.2)

(B) Net premiums written for the nine months ended September 30, 2011, includes $34.1 million of unearned premiums transferred to STFC from the Rockhill Insurers in connection with the addition of the Rockhill Insurers to the State Auto Pool, effective January 1, 2011.

(C) Net premiums written for the nine months ended September 30, 2010, includes $1.4 million of unearned premiums transferred from STFC to State Auto Mutual in connection with the addition of State Auto National to the State Auto Pool, effective January 1, 2010.